UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________
FORM SD
Specialized Disclosure Report
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ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36583	94-3021850
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

32000 Aurora Road, Suite B
Solon, Ohio 44139
(Address of principal executive offices)(Zip Code)

James Tu
(440) 715-1300
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD of Energy Focus, Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 through December 31, 2019.
A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD, and is publicly available at http://www.energyfocus.com. The content of any website referred to in this Form SD is not incorporated by reference in this Form SD.

Item 1.02 Exhibit
A copy of the Company’s Conflict Minerals Report as required by Item 1.01 is filed as Exhibit 1.01 hereto.

Section 2 - Exhibits

Item 2.01 Exhibits
The following exhibit is filed as part of this report.

Exhibit Number	Description of Exhibit

1.01	Conflict Minerals Report for the reporting period from January 1, 2019 to December 31, 2019 as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Energy Focus, Inc.
(Registrant)

May 29, 2020	By:	/s/ James Tu
(Date)		James Tu
Executive Chairman and Chief Executive Officer
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